SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D / A
                                 (Final Amendment)

                   Under the Securities Exchange Act of 1934

                      Chantal Pharmaceutical Corporation
                      ----------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  0001593001
                                  ----------
                                (CUSIP Number)

                                  Peter Ting
                            3319 Greenmeadow Drive
                          Danville, California  94506
                          Telephone:  (510) 736-4807
              -------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                   Copy to:

          Caitlin M. Larsen, Esq.             John E. Schiller, Esq.
          Schley & Larsen, LLP                Climaco, Climaco, Lefkowitz
          505 Bath Street                     & Garofoli Co., LPA
          Santa Barbara, California 93101     Ninth Floor
          Telephone:  (805) 963-1202          The Halle Building
                                              1228 Euclid Avenue
                                              Cleveland, Ohio 44115
                                              Telephone: (216) 621-8484

                            July 3, 1997
           -------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on
          Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [_]


                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Robert J. Binder
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                120,400
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 120,400
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
      -----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        120,400
      -----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          (   )
      -----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.7%
      -----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
      -----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Brad Bulloch
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                37,500
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                  37,500
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
      -----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        37,500
      -----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
      -----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
      -----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
      -----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Doran Capital Management, L.P.
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           OO
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                127,500
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 127,500
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
      -----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        127,500
      -----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
      -----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.7%
      -----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               PN
      -----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Douglas S. Friedenberg
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                40,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                  40,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
      -----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        40,000
      -----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
      -----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
      -----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IA
      -----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001
       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           William T. Gibson
           Kathleen P. Gibson
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                40,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 40,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
      -----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        40,000
      -----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          (   )
      -----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
      -----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
      -----------------------------------------------------------------


                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Paul R. Locigno
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                14,500
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                14,500
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        14,500
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.1%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Richard J. Love
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                100,000
      BENEFICIALLY      -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 100,000
                        -----------------------------------------------


                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        100,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.6%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IA
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001
       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Rick Mahonski
           Diane Mahonski
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                29,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 29,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        29,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Patrick J. McInnis
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                28,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
          PERSON        9.   SOLE DISPOSITIVE POWER
          WITH                                 28,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        28,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           MH & Associates Securities Management Corporation
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           OO
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           California
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                128,200
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                128,200
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER
       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        128,200
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.7%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IA
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Howard Miller
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                40,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 40,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        40,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.2%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           EC Morgan
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           California
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                100,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
       REPORTING        -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                100,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        100,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.6%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               PN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Francis Phalen
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                             [x]
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                105,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 105,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        105,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.6%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                     13D/A
      CUSIP No. 0001593001
       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Peter Ting
           Margerette Ting
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                225,000
       BENEFICIALLY     -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
          PERSON        9.   SOLE DISPOSITIVE POWER
           WITH                                225,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        225,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES          (   )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                1.2%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------

                                    13D/A
      CUSIP No. 0001593001

       1.  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
           Donald W. Wright
       ----------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a) [ ]
                                                              (b) [x]
       ----------------------------------------------------------------
       3.  SEC USE ONLY
       ----------------------------------------------------------------
       4.  SOURCE OF FUNDS
           PF
       ----------------------------------------------------------------
       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                  ( )
       ----------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
       ----------------------------------------------------------------
        NUMBER OF       7.   SOLE VOTING POWER
         SHARES                                100,000
      BENEFICIALLY      -----------------------------------------------
        OWNED BY        8.   SHARED VOTING POWER
          EACH
        REPORTING       -----------------------------------------------
         PERSON         9.   SOLE DISPOSITIVE POWER
          WITH                                 100,000
                        -----------------------------------------------
                        10.  SHARED DISPOSITIVE POWER

       ----------------------------------------------------------------
      11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON        100,000
       ----------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                      ( )
       ----------------------------------------------------------------
      13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                0.6%
       ----------------------------------------------------------------
      14.  TYPE OF REPORTING PERSON
                                               IN
       ----------------------------------------------------------------
     This statement, dated July 3, 1997, constitutes the Final Amendment to the Schedule 13D, dated June 4, 1997, regarding the reporting persons ownership of certain securities of Chantal Pharmaceutical Corporation
(the "Company").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Final Amendment to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 4.   Purpose of Transaction

     The following reporting persons have entered into a Settlement Agreement dated June 27, 1997, with the Issuer (the "June 27 Settlement Agreement")
(as described in Item 6): Robert J. Binder, Brad Bulloch, Doran Capital Management, L.P., William T. Gibson and Kathleen P. Gibson, Richard J. Love, Rick Mahonski and Diane Mahonski, Patrick J. McInnis, MH & Associates Securities Management Corporation, Howard Miller, E.C. Morgan, and Peter Ting and Margarette Ting. Pursuant to the June 27 Settlement Agreement, the reporting persons party thereto have agreed to fully support the management of the Company and support their nominees for the Board of Directors for election at the Annual Meeting of Stockholders scheduled to be held on July 17, 1997, in Los Angeles, California (the "Annual Meeting"). These reporting persons have also disassociated themselves from the remaining reporting persons.

     The following reporting persons have entered into a Settlement Agreement dated July 3, 1997 with the Issuer (the "July 3 Settlement Agreement") (as described in Item 6): Paul Locigno, Donald Wright, Francis Phalen, Douglas Friedenberg and Rollins International, Limited. Pursuant to the July 3 Settlement Agreement, these reporting persons party thereto have agreed to fully support the management of the Company and support their nominees for the Board of Directors for election at the Annual Meeting.

     The following is a statement of the number and the percentage of shares of Common Stock beneficially owned by the only original reporting person not a party to this filing:

        Name          Number of Shares       Percentage of Shares
                      of Common Stock        of Common Stock
        _________________________________________________________
        David James        31,100                 0.17%

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Issuer

     Certain of the reporting persons are filing this amendment pursuant to the June 27, 1997 Settlement Agreement. In the June 27 Settlement Agreement, the reporting persons party thereto agreed to fully support management and the current nominees for the Board of Directors, and to vote in favor of those nominees at the Company's Annual Meeting of Stockholders, scheduled to be held on July 17, 1997 in Los Angeles, California. Based on positive talks with the Company's management, and the nomination of two new persons to the Board of Directors, the persons party to the June 27 Settlement Agreement have concluded that it is in the best interest of the Company and the stockholders to avoid any dissident stockholder activity and to support existing management and the proposed Board.

     Certain of the reporting persons are filing this amendment pursuant to the July 3 Settlement Agreement. In the July 3 Settlement Agreement, the persons party thereto agreed to fully support management and the current nominees for the Board of Directors at the Annual Meeting. Based on positive talks with the Company's management, the persons party to the June 27 Settlement Agreement have concluded that it is in the best interest of the Company and the stockholders to avoid any dissident stockholder activity and to support existing management and the proposed Board.

     Pursuant to the June 27 Settlement Agreement and the July 3 Settlement Agreement, the reporting persons party thereto, respectively, agreed that they will publicly and privately support and that they will vote all stock of the Issuer owned by them in favor of the Company's existing management and the current nominees for the Board of Directors at the Annual Meeting. In addition, each of the reporting persons party to the June 27 Settlement Agreement and the July 3 Settlement Agreement is granting an irrevocable proxy to the Issuer to be voted at the Annual Meeting.


ITEM 7.   Material to be filed as Exhibits

     Exhibit 2 - Settlement Agreement dated June 27, 1997, filed July 2, 1997, as additional definitive proxy material, and incorporated herein by reference.

     Exhibit 3 - Settlement Agreement dated July 3, 1997, filed July 14, 1997, as additional definitive proxy material, and incorporated herein by reference.



                            SIGNATURES
     After reasonable inquiry and to the best knowledge and belief of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete and correct.

          Signature                Date

          Robert J. Binder
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Brad Bulloch
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Doran Capital Management, L.P.
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact




          /s/ Douglas S. Friedenberg         July __, 1997
          - - - - - - - - - - - - - -
               Douglas S. Friedenberg

          Kathleen Gibson
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          William Gibson
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact


          /s/ Paul R. Locigno           July __, 1997
          - - - - - - - - - - - - - -
               Paul Robert Locigno

          Richard J. Love
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Rick Mahonski
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Diane Mahonski
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Patrick J. McInnis
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          Howard Miller
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact


          MH & Associates Securities
            Management Corporation

          By /s/ Peter Ting             July __, 1997
          - - - - - - - - - - - - - -
          Peter Ting, Attorney-in-Fact


          E.C. Morgan
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact

          /s/ Francis T. Phalen              July __, 1997
          - - - - - - - - - - - - - -
               Francis T. Phalen


          /s/ Peter Ting                July __, 1997
          - - - - - - - - - - - - - -
               Peter Ting


          Margarette Ting
          By /s/ Peter Ting             July __, 1997
          Peter Ting, Attorney-in-Fact


          /s/ Donald W. Wright               July __, 1997
          - - - - - - - - - - - - - -
               Donald W. Wright